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                                                                    Exhibit 23.1


                        Independent Accountants' Consent



The Board of Directors
Yardville National Bancorp:

We consent to incorporation by reference in the registration statements (No. 33-98076, No. 333-28193 and No. 333-71741) on Form S-8 of Yardville National Bancorp of our report dated January 21, 2000, relating to the consolidated statements of condition of Yardville National Bancorp and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the December 31, 1999 annual report on Form 10-K of Yardville National Bancorp.




                                    KPMG LLP


Princeton, New Jersey
March 30, 2000